Exhibit 99.2

1 Shore Bancshares, Inc . Merger of Equals with The Community Financial Corporation December 14, 2022

Disclaimer

Shore Bancshares | The Community Financial Corporation

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This presentation contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of Shore Bancshares, Inc. ("Shore") and The Community Financial Corporation ("TCFC"). Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "could," "may," "should," "will" or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Shore's and TCFC's current expectations and assumptions regarding Shore's and TCFC's businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Any number of risks, uncertainties or other factors such as the COVID 19 pandemic could affect Shore's or TCFC's future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive agreement and plan of merger between Shore and TCFC; the outcome of any legal proceedings that may be instituted against Shore or TCFC; delays in completing the proposed transaction; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction) or shareholder approvals, or to satisfy any of the other conditions to the proposed transaction on a timely basis or at all, including the ability of Shore and TCFC to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the possibility that the anticipated benefits of the proposed transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Shore and TCFC do business; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the possibility that revenues following the proposed transaction may be lower than expected; the impact of certain restrictions during the pendency of the proposed transaction on the parties' ability to pursue certain business opportunities and strategic transactions; diversion of management's attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; the ability to complete the proposed transaction and integration of Shore and TCFC successfully; the dilution caused by Shore's issuance of additional shares of its capital stock in connection with the proposed transaction; and the potential impact of general economic, political or market factors on the companies or the proposed transaction and other factors that may affect future results of Shore or TCFC. Except to the extent required by applicable law or regulation, each of Shore and TCFC disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding Shore, TCFC and factors which could affect the forward-looking statements contained herein can be found in Shore's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022, and its other filings with the Securities and Exchange Commission (the "SEC"), and in TCFC's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022, and its other filings with the SEC. SEC filings are available free of charge on the SEC's website at www.sec.gov.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC that will include a joint proxy statement of TCFC and Shore and a prospectus of Shore, which will be distributed to the shareholders of TCFC and Shore in connection with their votes on the merger of TCFC with and into Shore and the issuance of Shore common stock in the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS WHEN THEY BECOME AVAILABLE (AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE JOINT PROXY STATEMENT/PROSPECTUS) BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER AND RELATED MATTERS. Investors and security holders will be able to obtain these documents, and any other documents Shore and TCFC have filed with the SEC, free of charge at the SEC's website, www.sec.gov, or by accessing Shore's website at www.shorebancshares.com under the "Investor Relations" link and then under the heading "Documents," or by accessing TCFC's website at https://www.cbtc.com/about/investor-relations/. In addition, documents filed with the SEC by Shore or TCFC will be available free of charge by (1) writing Shore at 18 East Dover Street, Easton, MD 21601, Attention: Vance W. Adkins, or (2) writing TCFC at 3035 Leonardtown Road, Waldorf, MD 20601, Attention: Todd Capitani.

PARTICIPANTS IN THE SOLICITATION

The directors, executive officers and certain other members of management and employees of Shore may be deemed to be participants in the solicitation of proxies from the shareholders of Shore in connection with the proposed transaction. Information about Shore's directors and executive officers is included in the proxy statement for its 2022 annual meeting of Shore's shareholders, which was filed with the SEC on April 11, 2022

The directors, executive officers and certain other members of management and employees of TCFC may also be deemed to be participants in the solicitation of proxies in connection with the proposed transaction from the shareholders of TCFC. Information about the directors and executive officers of TCFC is included in the proxy statement for its 2022 annual meeting of TCFC shareholders, which was filed with the SEC on April 14, 2022.

Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of this document may be obtained as described above.

2

3 Annapolis Arlington Baltimore Virginia Beach Norfolk WASHINGTON, DC Dover Richmond VIRGINIA MARYLAND DE SHBI TCFC Charlottesville EASTON WALDORF Creating Maryland’s Top Community Bank Attractive Mid - Atlantic Franchise 40+ Locations #4 Largest Bank Headquartered in Maryland by Assets $6.0B Assets $4.3B Loans $5.2B Deposits Leading Performance Metrics (2) ~1.4% ROAA ~19% ROATCE ~43% Efficiency Source: S&P Global Market Intelligence 1) Estimated balances at closing 2) Based on 2024E consensus estimates for SHBI , internal company estimates for TCFC and fully phased in cost saves #1 Largest MD Bank Headquartered outside the DC MSA Significantly Enhanced Scale (1) 2024 EPS Accretion (2) ~41% Including AOCI and Rate Marks ~25% Excluding AOCI and Rate Marks

4 95 83 95 70 Shores Bancshares, Inc. (SHBI) Overview of SHBI: 3Q - 2022 Financial Highlights: $2.4 Billion Gross Loans $3.0 Billion Deposits 9.1% CAGR Assets since 2000 79.7% Loans / Deposits 29.6% Non - interest Bearing Deposits 0.34% Cost of Deposits 3.41% NIM 55.7% Efficiency Ratio 1.12% ROAA • SHBI headquartered in Easton, MD; bank founded in 1876 • Operates through more than 35 locations across the Delmarva Peninsula and Greater Baltimore - Washington D.C. area • Core funding strength drives low beta deposits relative to peers • Expanded into new markets through additional LPOs and strategic branching – new Ocean City branch & new Rehoboth Beach branch Source: S&P Global Market Intelligence and Company documents Branch locations ( 31 branches) Loan Production Offices Investment Offices VA DC MD Baltimore DE

5 95 97 270 The Community Financial Corporation (TCFC) Overview of TCFC: Branch locations (12 branches) Commercial Lending Center VA DC MD Branch/Commercial Lending Center 3Q - 2022 Financial Highlights: $1.7 Billion Gross Loans $2.1 Billion Deposits 11.2% CAGR Assets since 2000 82.0% Loans / Deposits 30.4% Non - interest Bearing Deposits 0.36% Cost of Deposits 3.47% NIM 47.5% Efficiency Ratio 1.31% ROAA • TCFC headquartered in Waldorf, MD; bank founded in 1950 • TCFC has 12 branches along with 4 loan production offices spread across Southern Maryland and the Central Virginia Region • Experienced management team with leaders having more than 25 years of experience in the industry • Successful expansion into Virginia through targeted hiring of local teams Source: S&P Global Market Intelligence and Company documents

Combined Franchise

Dominant Deposit Market Share on Both Sides of the Chesapeake Bay

Deposit Market Share – Maryland

Rank	MD Rank[2]	Institution	Number of Branches	Deposits in Market ($mm)	Deposit Market Share (%)
1.		Bank of America Corporation	129	46,611	22.3
2.		M&T Bank Corp.	167	26,694	12.8
3.		Truist Financial Corp.	155	25,405	12.2
4.		The PNC Finl Svcs Grp	168	19,993	9.6
5.		Capital One Financial Corp.	44	15,263	7.3
6.		Wells Fargo & Co.	80	13,957	6.7
7.	1.	Sandy Spring Bancorp Inc.	40	9,377	4.5
8.	2.	Forbright Inc.	4	5,610	2.7
9.	3.	Eagle Bancorp Inc	7	4,870	2.3
	4.	**Pro Forma**	**35**	**4,769**	**2.3**
10.		F.N.B. Corp.	31	3,898	1.9
11.	**4.**	**Shore Bancshares Inc.**	**25**	**2,774**	**1.3**
12.	5.	Capital Funding Bancorp Inc.	2	2,741	1.3
13.		Citigroup Inc.	10	2,666	1.3
14.		WesBanco Inc.	29	2,527	1.2
15.		The Toronto-Dominion Bank	19	2,391	1.1
16.		Fulton Financial Corp.	25	2,387	1.1
17.	**6.**	**The Community Financial Corp.**	**10**	**1,995**	**1.0**
18.		United Bankshares Inc.	11	1,536	0.7
19.	7.	Capital Bancorp Inc.	3	1,345	0.6
20.		JPMorgan Chase & Co.	29	1,155	0.6
		Total:	**1,246**	**208,680**	**100.0**

Deposit Market Share – Combined Counties (1)

Rank	Institution	Number of Branches	Deposits in Market ($mm)	Deposit Market Share (%)
1.	Bank of America Corp.	57	14,605	18.8
2.	M&T Bank Corp.	76	10,545	13.6
3.	Truist Financial Corp.	54	9,048	11.7
4.	PNC Financial Services Group Inc.	86	8,703	11.2
5.	Wells Fargo & Co.	36	6,230	8.0
6.	**Pro Forma**	**43**	**5,114**	**6.6**
6.	**Shore Bancshares Inc.**	**31**	**3,026**	**3.9**
10.	**The Community Financial Corp.**	**12**	**2,089**	**2.7**
	Total:	**587**	**77,700**	**100.0**

Franchise / Funding Highlights

- SHBI **#3** in deposit market share on the Delmarva Peninsula(3)
- TCFC **#1** in deposit market share in Southern Maryland(4)
- Combines two strong deposit franchises with excellent local market share positions in legacy footprints
  - Weighted average **10% cycle to date deposit beta**(5)
  - Greater than 55% pro forma low cost transaction accounts
- Expanding presence in attractive Virginia markets
  - **Fredericksburg** named one of the top small towns in the Mid Atlantic(6)
  - **Charlottesville** named the "Best Place to Live Among Small Cities"(6)

Source: S&P Global Market Intelligence
Note: Deposit market share data as of 6/30/22
1) *Counties include Kent DE, Talbot MD, Anne Arundel MD, Queen Anne's MD, Baltimore MD, Caroline MD, Kent MD, Howard MD, Worcester MD, Dorchester MD, Accomack VA, Charles MD, Saint Mary's MD, Calvert MD, Spotsylvania VA, and Fredericksburg VA (city)*
2) *Headquartered in MD*
3) *Counties include Accomack VA, Northampton VA, Sussex DE, Wicomico MD, Dorchester MD, Worcester MD, Queen Anne's MD, Somerset MD, Kent MD, Caroline MD, Talbot MD and Kent DE*
4) *Counties include Charles, Calvert and Saint Mary's MD*
5) *Reflects weighted average change in interest bearing deposit cost since March 31, 2022 verses change in Fed Funds rate from March 31, 2022 through September 30, 2022*
6) *Source: Recreation News, Money Magazine*

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7 Maryland 93.1% Delaware 4.8% Virginia 2.1% Maryland 95.6% Virginia 4.4% Maryland 91.4% Delaware 8.1% Virginia 0.4% Demand Deposits 30% NOW & Other Trans. Accts 26% MMDA & Other Savings 30% Retail Time Deposits 6% Jumbo Time Deposits 8% Demand Deposits 30% NOW & Other Trans. Accts 33% MMDA & Other Savings 23% Retail Time Deposits 6% Jumbo Time Deposits 8% Demand Deposits 30% NOW & Other Trans. Accts 21% MMDA & Other Savings 35% Retail Time Deposits 7% Jumbo Time Deposits 7% Attractive Core Funding Base Core Deposit Base Deposits by State Total Deposits: $3.0bn Total Deposits: $ 2 .1bn Total Deposits: $5.1bn SHBI TCFC Pro Forma Cost of Deposits: 0.34% Cost of Deposits: 0.36% Cost of Deposits: 0.35% Source: S&P Global Market Intelligence and Company documents Note: Deposit mix data per GAAP filings as of 9/30/22; SHBI deposits by state data as of 11/30/22. TCFC deposits by state dat a a s of 9/30/22

8 Construction 6% Residential R.E. 24% Multifamily R.E. 4% Owner Occupied C.R.E. 16% Non - Owner Occupied C.R.E. 35% Commercial & Industrial 7% Consumer & Other 8% Construction 1% Residential R.E. 21% Multifamily R.E. 6% Owner Occupied C.R.E. 20% Non - Owner Occupied C.R.E. 43% Commercial & Industrial 7% Consumer & Other 2% Construction 10% Residential R.E. 25% Multifamily R.E. 3% Owner Occupied C.R.E. 13% Non - Owner Occupied C.R.E. 29% Commercial & Industrial 7% Consumer & Other 13% Balanced Loan Portfolio SHBI TCFC Pro Forma Loan Composition Loans by State Total Loans: $2.4bn Total Loans: $1.7bn Total Loans: $4.1bn Maryland 75.6% Delaware 13.7% Virginia 0.9% National Indirect Lending 9.7% Maryland 68.4% Delaware 8.1% Virginia 17.8% National Indirect Lending 5.7% Maryland 58.2% Virginia 41.8% Source: S&P Global Market Intelligence and Company documents Note: Loan mix data per GAAP filings as of 9/30/22; SHBI loans by state data as of 11/30/22. TCFC loans by state data as of 9/30/22

9 Deep and Experienced Leadership Team Todd Capitani CFO Scot Ebron Chief Banking Officer Donna Stevens COO Jimmy Burke President & CEO Charlie Ruch CCO Pro Forma Board Split 12 Directors 8 Directors Post Closing Executive Management Roles • Alan J. Hyatt (SHBI) to be Chairman • Austin J. Slater Jr. (TCFC) to be Vice Chairman Andrea Colender Chief Legal Offier

10 Transaction Overview Ownership • 60% SHBI / 40% TCFC Brand & Headquarters • Shore Bancshares / Shore United Bank • Easton, MD Timing & Approvals • Anticipated closing in late Q2 2023 / early Q3 2023 • Subject to SHBI and TCFC shareholder approvals and required regulatory approvals Board of Directors • 12 SHBI / 8 TCFC • Chairman: Alan J. Hyatt (SHBI) • Vice Chairman: Austin J. Slater Jr. (TCFC) Structure & Exchange Ratio • The Community Financial Corporation to merge into Shore Bancshares, Inc.; Community Bank of the Chesapeake to merge into Shore United Bank • 100% stock consideration • 2.3287x of a SHBI share for each TCFC share • Aggregate transaction value of $254.4mm (1) Combined Leadership • Jimmy Burke (TCFC): President & CEO and Director • Donna Stevens (SHBI): COO • Todd Capitani (TCFC): CFO • Charlie Ruch (SHBI): CCO • Scot Ebron (TCFC): Chief Banking Officer • Andrea Colender (SHBI): Chief Legal Officer 1) Based on SHBI’s market price of $19.20 as of December 13, 2022

11 Key Assumptions Loan Credit Marks • Gross credit mark: $23.4 million, equal to approximately 1.1x TCFC’s 9/30/22 ACL balance ‒ Non - PCD loan credit mark: $20.5 million, accreted back into earnings over 4 years straight - line ‒ PCD loan credit mark: $2.9 million ‒ Day - 2 CECL reserve equal to $20.5 million Interest Rate Marks (pre - tax) • Interest rate marks (excluding AOCI): ‒ Loan portfolio write - down of $22.7 million accreted straight - line over 5 years + Deposit portfolio (time deposits) write - down of $4.2 million accreted sum of the years digits over 5 years + Trust preferred write - down of $1.2 million amortized straight - line over 12 years + Subordinated debt write - down of $1.8 million amortized straight - line over 8 years Other Assumptions • Assumes SHBI becomes CECL compliant on 1/1/23; $7.5M pre - tax impact to equity and increase to ACL • 3.00% core deposit (1) intangible amortized sum of the years digits over 7 years • Pre - tax cost of cash of 3.50% • Assumes marginal tax rate of 26.0% Synergies • Cost savings of approximately 11% of combined noninterest expense ‒ Phased in 50% in 2023 and 100% thereafter Earnings Assumptions • SHBI’s earnings per Street consensus estimates • TCFC’s earnings per internal company estimates Merger Costs • One - time merger expenses of approximately $16 million after - tax 1) Core deposits defined as total deposits less total time deposits and $155mm of non - transaction municipal deposits AOCI • After - tax negative AOCI of approximately $43.9 million is accreted back into earnings straight - line over 6 years

12 Expected Financial Impact 1) No rate mark scenario assumes no loan interest rate mark, AOCI, time deposit mark, trust preferred mark, or subordinated debt ma rk Including AOCI and Rate Marks Excluding AOCI and Rate Marks (1) EPS Accretion EPS Accretion 2024 40.9% 2024 25.0% Tangible Book Value Impact Tangible Book Value Impact TBV Accr. / (Dil.) (13.9%) TBV Accr. / (Dil.) (3.0%) TBV Earnback 2.1 TBV Earnback 0.7 Pro Forma Capital Ratios At Close Pro Forma Capital Ratios At Close TCE/TA 7.50% TCE/TA 8.36% Leverage 8.24% Leverage 9.11% CET1 10.18% CET1 11.38% Tier 1 10.84% Tier 1 12.06% TRBC 12.76% TRBC 14.01%

13 Peer - Leading Pro Forma Profitability 2024 Estimated ROAA (%) 2024 Estimated ROATCE (%) Source: S&P Global Market Intelligence, FactSet ; TCFC profitability ratios per internal company estimates; SHBI and peer estimates per FactSet Consensus Note: Peers include publicly traded Mid - Atlantic banks with assets between $ 5 billion and $10 billion 1) Reflects 2024 fully phased - in cost savings Pro Forma (1) 1.41% 1.34% 1.04% 11.5% 16.0% 18.8% Pro Forma (1) 2024 Estimated Efficiency Ratio (%) Pro Forma (1) 42.9% 45.1% 57.1%

14 $4B – $8B Asset Banks (3) Median Top Quartile 2024 Estimated Profitability (1) ROAA ~1.41% 1.24% 1.41% ROATCE ~19% 15.2% 17.1% Efficiency Ratio ~43% 55.1% 50.7% NIM ~3.8% 3.58% 3.98% Capital & Liquidity (2) Loans / Deposits ~84% 81% 94% CET1 ~10.2% 11.9% 13.1% Market Information Stock Price (4) $19.20 – – Pro Forma 2024E EPS (5) $2.63 – – Price / 2024E EPS 7.3x 9.0x 10.1x Positioned for Significant Upside Source: S&P Global Market Intelligence and FactSet 1) Pro forma profitability figures estimated for 2024 assuming fully phased in cost savings. Peer profitability figures estimated for 2024 2) B alance sheet estimated for June 30, 2023 transaction close; balance sheet data includes purchase accounting adjustments. Peer balance sheet metrics as of 9/30/22 3) Peers include all nationwide major exchange - traded banks with total assets between $4 billion – $8 billion 4) SHBI’s closing share price on December 13, 2022 5) Based on consensus 2024 estimates for SHBI and internal company estimates for TCFC , plus ~$10 million of after - tax cost savings phased in during calendar year 2024

15 Combination Benefits All Stakeholders Customers Employees & Culture Communities Shareholders • Large enough to handle the needs of most clients in the region, small enough to continue to interact with clients on a personal level • Increased legal lending limit • Greater scal e facilitates continued investments in technology and improvements in customer experience • Strong cultural and philosophical similarities between management teams and boards • Enhances management bench strength • Minimal employee disruption due to lack of branch overlap • Improved recruiting and career opportunities with enhanced scale • Combines two contiguous branch networks covering Maryland, Virginia and Delaware • Commitment to local decision making • Continued commitment to local communities through employee engagement • Pro forma ROAA >1.40% and high teens ROATCE • Strong pro forma capital position with increased capital generation • Enhanced trading liquidity • Poised for significant upside trading at 7.3x (1) pro forma 2024 earnings Source: S&P Global Market Intelligence and FactSet 1) Based upon SHBI’s closing share price on December 13, 2022

16 Strong cultural alignment reduces execution risk and the combined management team enhances executive bench strength Conclusions Creates a $6 billion bank with leading and commanding market share positions in attractive Maryland markets and a growing presence in Virginia and Delaware Strategically compelling : enhanced pro forma profitability profile and improved strategic positioning in contiguous, attractive markets Delivers significant benefits to all of our combined stakeholders: shareholders, employees, customers and communities EPS accretion of >40% and tangible book value earnback of 2.1 years

17 APPENDIX Appendix

18 Transaction Multiples Source: S&P Global Market Intelligence & FactSet 1) Based on 2022E internal company estimates for TCFC and consensus estimates for recent comparable M&A transactions 2) Core deposits defined as total deposits less time deposits >$100,000 3) Based on TCFC’s market price of $39.66 as of December 13, 2022 4) Includes nationwide bank and thrift transactions since January 1, 2021 with announced deal values between $100 million and $2 bi llion and target pro forma ownership greater than 35% Transaction Pricing Recent Comparable M&A Transaction Pricing (4) Price / TBVPS 151% 152% Price / LTM EPS 9.3x 12.9x Price / 2022E EPS (1) 8.9x 12.5x Core Deposit Premium (2) 4.4% 5.8% Current Market Premium (3) 13% 18%

19 Due Diligence Process □ Management - led review of all key functional areas □ Extensive review of loan portfolios ‒ Third party loan reviews completed by both companies, including review of all criticized and classified assets ‒ Detailed review of credit rating procedures and management validation of 3 rd party analysis □ Management diligence efforts supplemented by external advisors through the diligence process □ Integration will be managed by key executives from SHBI and TCFC who have been actively involved in diligence and previous merger integrations Credit & Underwriting Funding Investment Portfolio Interest Rate Risk CECL Risk Management & Internal Audit Human Resources Technology & Cybersecurity Balance Sheet Positioning Operations Legal & Compliance (including MRB) Commercial Banking C ompleted thorough diligence process with participation from SHBI, TCFC and third party advisors to both sides: Both management teams have had previous M&A due diligence and integration experience Finance, Accounting & Tax Wealth Management & Brokerage Thorough Reciprocal Due Diligence Effort

2024 Pro Forma Net Income and EPS Accretion Reconciliation

Shore Bancshares | The Community Financial Corporation

Earnings Per Share

($ in millions, except per share data)	2024E Pro Forma	Price / PF EPS [(2)]
SHBI Net Income Estimate [(1)]	$37.1	
TCFC Net Income Estimate [(1)]	35.0	
SHBI EPS Estimate	$1.87	
TCFC EPS Estimate	6.22	
After-Tax Transaction Adjustments		
Cost Savings - Fully Realized	$10.4	
Opportunity Cost of Cash	(0.4)	
Accretion of Interest Rate Marks and AOCI	9.8	
Accretion of Non-PCD Credit Mark	3.8	
Elimination of TCFC's Amortization Expense	0.2	
Core Deposit Amortization from Transaction	(8.7)	
Pro Forma Net Income - Incl. Rate Accretion	**$87.2**	
Pro Forma Average Diluted Shares	33.1	
Pro Forma EPS - Incl. Rate Accretion	**$2.63**	**7.3x**
SHBI Accretion (%) - Incl. Rate Accretion	**40.9%**	

Earnings Buildup



$37.1
$35.0
$12.9
$2.2
$87.2
SHBI Standalone Net Income
TCFC Standalone Net Income
A-T Non-Rate Mark-Related Adjustments (3)
A-T Rate Mark-Related Adjustements
SHBI Pro Forma Net Income

Source: S&P Global Market Intelligence & FactSet

Note: Including rate accretion assumes the monetization of all purchase accounting marks associated with the transaction

1) *Based on consensus 2024 estimates for SHBI and internal company estimates for TCFC*
2) *Based on SHBI's market price of $19.20 as of December 13, 2022*
3) *Includes cost savings, opportunity cost of cash, AOCI, accretion on non-PCD credit mark, elimination of TCFC's amortization expense and core deposit amortization from transaction adjustments*

20